EXHIBIT 10.8

License Agreement

Page 83


REDACTED COPY
Portions of this Exhibit 10.9 have been omitted pursuant to a confidential treatment request. The omitted material has been filed with the Securities and Exchange Commission.


              AMENDED AND RESTATED MASTER LICENSE AND MANUFACTURING
                                   AGREEMENT


THIS AMENDED AND RESTATED MASTER LICENSE AND MANUFACTURING AGREEMENT (this "Agreement") is made and entered into as of April 3rd 2004, (the "Effective Date") by and between DREXLER TECHNOLOGY CORPORATION, a Delaware corporation with its principal office located in 2644 Bayshore Parkway, Mountain View, California 94043, U.S.A. ("DTC") and GLOBAL INVESTMENTS GROUP, a corporation organized under the laws of New Zealand with its principal office located in level 27, Price Waterhouse Coopers Tower, 188 Quay Street, Auckland 1001, New Zealand ("Licensee").

WHEREAS,

o DTC is the owner of certain patents (listed in Attachment G hereto), proprietary technologies, and know-how used for the production of Optical Memory Cards or OMCs as defined below; and

o Licensee desires to obtain from DTC an exclusive license to manufacture and market OMCs in certain Territories as defined below; and

o Licensee desires, so long as Licensee achieves the performance goals in Attachment A, that each time before DTC offers to license a third party to construct a card manufacturing facility in Group 1, 2, and 3 Territories under Exhibit A, DTC offer Licensee on the same basic terms as offered to such third party the right to build another new card facility in such Territories under a separately to be negotiated and purchased Master License and Manufacturing Agreement if such proposed new third party facility would manufacture optical media using the Card Manufacturing Technology provided below, and

o Licensee desires to purchase directly and exclusively from DTC all the production equipment and supplies necessary for the manufacture of OMCs hereunder, and Licensee desires to obtain DTC's assistance with production setup and startup training for the manufacture of OMCs; and

o Licensee desires to receive ongoing production-technology monitoring and consulting from DTC at Licensee Facilities (as defined below) with respect to the manufacture of OMCs; and

o Licensee and DTC agree that the foregoing provisions are indispensable and contribute to improving the production of the relevant goods; and

o DTC desires to grant such license, sell such production equipment and supplies, and provide such setup and startup services and assistance to Licensee, subject to the terms and conditions in this Agreement;

o Licensee and DTC entered into an agreement on March 18, 2004, to be effective April 3, 2004, (the "Prior Agreement") concerning the subject matter of this Agreement which had not been reviewed by English counsel even though English law governed. Licensee and DTC are entering into this Agreement to restate the Prior Agreement to conform to English law and to implement some other minor changes.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.      DEFINITIONS

        1.1     "DTC" means Drexler Technology Corporation and its Subsidiaries.

        1.2 "Subsidiary," with respect to any party, means any corporation, company, or other entity of which more than fifty percent (50%) of its outstanding shares of capital stock (or other securities representing the right to vote for the election of directors or other managing authority) are owned or controlled directly or indirectly by such party.

        1.3 "DELA Standard" means the Drexler European Licensees Association Standard.

        1.4 "Card Manufacturing Technology" means, collectively, photographic emulsion technology for making the read/write media ultimately encapsulated in the OMCs from photomasks and film using specialty process chemistry and master loops, first and second pass lamination using ebeam roll process (and not sheet process), die-cutting and edge-sealing card finishing technology, and any and all other methods, processes, technology, know-how, data and information and all Intellectual Property Rights, owned or controlled by DTC, relating to all of the foregoing necessary or useful in the manufacture of OMCs other than the know-how to design and make photomasks. The portion of the Card Manufacturing Technology for making the media is referred to as "Media Production Technology" and the portion of the Card Manufacturing Technology for encapsulating the media into and finishing the OMC's is referred to as "Card Assembly Technology". As used herein, Card Manufacturing Technology includes all Card Manufacturing Improvements that may be provided to Licensee under this Agreement.

        1.5 "Intellectual Property" or "Intellectual Property Rights" means any and all registered and unregistered patents, patent rights, utility models, designs, copyrights, compilations, databases, mask works, works of authorship and trade secrets, and all registrations, applications, renewals or extensions of all of the foregoing anywhere in the world, and any and all other intellectual property and industrial property rights.

        1.6     "LaserCard Systems Corporation" or "LSC" shall mean a wholly owned Subsidiary of DTC under the name of "LaserCard Systems Corporation."

        1.7     "Licensee" means Global Investments Group.

        1.8 "Optical Memory Cards" or "OMCs" means laser-recordable data storage cards made utilizing photographic emulsion technology, in accordance with (a) the DELA Standard and ISO/IEC Standard 11694, Part 4, Annex B or (b) any other standards that DTC may adopt for its laser-recordable data storage card after the Effective Date. For purposes of this Agreement, Optical Memory Cards include finished cards and "chip-ready" optical memory cards and specifically exclude Optichip cards which use a piece instead of a stripe of media.

        1.9 "OMC Drive" means an OMC Read/Write Drive or an OMC Reader. "OMC Read/Write Drive" means a unit of equipment, or drive, for reading and/or writing DELA Standard OMCs made by DTC or Licensee or OMCs made by any of DTC's third-party licensees that are functionally compatible with OMCs made by DTC. "OMC Reader" means a unit of equipment, or drive, capable of reading from, but not writing to, OMCs made by DTC or Licensee or OMCs made by any of DTC's third-party licensees that are functionally compatible with OMCs made by DTC.

        1.10 "Territories" means, collectively, the Exclusive Territory and the Non-Exclusive Territory.

        1.11 "Exclusive Territory" means the geographical territory comprised of the countries listed in Attachment A as Group 1 Countries and Group 2 Countries.

        1.12 "Non-Exclusive Territory" means the geographical territory comprised of the countries listed in Attachment A as Group 3 Countries.

        1.13 "Licensee Facilities" means the manufacturing facility owned or controlled by Licensee, located in Slovenia or other additional licensed countries; provided, however, there shall be only one Licensee Facility, which shall be in Slovenia, where the Media Production Technology is employed.

        1.14 "Quality Standards" means the quality and performance standards for OMCs set forth in DTC's testing parameters and QA specifications provided in the "Card Quality Specifications" listed in Attachment D (as may be amended by DTC from time to time).

2.      GRANT OF LICENSE; PROPRIETARY RIGHTS AND RESTRICTIONS.

        2.1     License Terms.

                (a) LICENSE GRANT. Subject to the terms and conditions of this Agreement, DTC hereby licenses to Licensee, subject to the reservation by DTC of its ownership of all Intellectual Property Rights, a personal, fee-bearing, royalty-bearing license (i) to use the Card Manufacturing Technology solely to make and manufacture (and not have made or manufactured) at the Licensee Facilities OMCs that meet the Quality Standards; (ii) to market, offer for sale, sell, and distribute the OMCs (x) on a non-exclusive basis in the Non-Exclusive Territory, and (y) on an exclusive basis in the Exclusive Territory, subject to the conditions in Section 2.1(b) below. This license shall be non-transferable except to an Affiliate in Slovenia, in which event Licensee shall remain responsible for the obligations of such Affiliate. Although this license may not be sublicensed, Licensee may subcontract use of the Card Assembly Technology but not the Media Production Technology. "Affiliate" means a corporation, company or other entity, controlling, controlled by, or under common control with, Licensee, such control being exercised by the ownership or control directly or indirectly of more than fifty percent (50%) of the outstanding shares of capital stock (or other securities representing the right to vote for the election of directors).

                (b)     CONDITIONS FOR EXCLUSIVITY.

                (A) Licensee's exclusive rights in the Exclusive Territory as provided in Section 2.1(a)(ii)(y) above shall last (i) in Group 1 Countries, for a term of five (5) years from the Effective Date unless further extended as provided for in Attachment A, unless this Agreement is earlier terminated, and
(ii) in Group 2 Countries, for successive 12 months periods from the Effective Date during the term of this Agreement, so long as Licensee meets the performance requirements set forth in Attachment A during the preceding 12 months. In addition, DTC may revoke Licensee's exclusive status in Group 2 (but not Group 1) of the Exclusive Territory if the government(s) of the applicable country/ies is/are not satisfied with the performance and quality of the OMCs supplied by Licensee, or a competitive bid is requested by the government(s) of the applicable country/ies, or is required by the applicable law of such country/ies, in which case Licensee's license shall be non-exclusive as to such country/ies.

                (B) It is understood and agreed between the parties hereto that DTC and its Subsidiaries, including LSC, have and shall continue to have the right to make OMCs in the Territory and to sell OMCs and related products and services directly to those end-user customers and value added reseller ("VARs") customers they have a relationship with as of the Effective Date in an Exclusive Territory and to any end-user customers or VARs in the Non-Exclusive Territory. Similarly, any card distribution licensee or VAR of DTC and its Subsidiaries as of the Effective Date shall have the right to sell OMCs to customers located in any country throughout the world where they have the right to sell as of the Effective Date, including the Exclusive Territory. That is, the exclusivity of Licensee is subject to prior-granted rights and customer relationships. However, so long as Licensee has satisfied the conditions to retain exclusivity in Group 1 and Group 2 countries, DTC agrees and shall cause LSC to agree during the exclusivity period, not to (a) prohibit VARs in Group 1 and Group 2 countries from purchasing OMCs from Licensee, (b) sell any OMCs directly in the Exclusive Territory to any customer with whom it does not have a relationship as of the Effective Date, (c) grant any license to any third party to use the Media Production Technology for the manufacture of OMCs in Slovenia, or, without offering Licensee such right first, in the Group 1, Group 2, or Group 3 countries, (d) grant rights or licenses to any additional card distribution licensees or VARs to sell OMCs in the Exclusive Territory, or (e) form a partnership, joint venture or any other entity to manufacture OMCs in Slovenia or to sell OMCs in the Exclusive Territory. As to the subsection (c) right of first offer, should DTC wish to grant a third party such a license, DTC shall first offer, in writing, such a license to Licensee. Should Licensee not accept such offer within fifteen (15) days, then DTC may grant such a license to a third party during the next six months on terms no less favorable than those DTC offered to Licensee. There is no restriction on DTCs grant of any license to any third party to use the Card Assembly Technology for the manufacture of OMC's anywhere in the world (such OMC's could not be sold in the Exclusive Territories

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

so long as Licensee has satisfied the conditions to retain exclusivity in Group 1 and Group 2 countries).

                (c)     LICENSE RESTRICTIONS.

                        (i)     The license and rights granted under this
Section 2 are not sublicensable without DTC's prior written agreement except that DTC hereby consents to the sublicense of exclusive sales rights of OMCs in Group 2 Countries upon notice to DTC, provided that such sublicense is subject to termination by DTC if and when the exclusivity period terminates.

                        (ii) The license granted under this Section 2 does not include any rights or know-how to produce glass master photomasks to make OMCs and Licensee agrees not to (1) procure photomasks other than from DTC, (2) duplicate photomasks it procures from DTC, or (3) reverse engineer photomasks supplied by DTC or to otherwise learn how to format a photomask so that it can be used to make OMCs compatible with OMC Drives.

                        (iii) The license granted under Section 2.1(a) shall apply only to DELA format, and derivatives thereof, OMCs manufactured by Licensee that function with DELA OMC Read/Write Drives sold by DTC or any DTC authorized third-party source of DELA OMC Read/Write Drives.

                        (iv) This Agreement does not grant any rights or licenses to any OMC Drive, any Intellectual Property Rights contained in any OMC Drive, any processes for the manufacture of any OMC Drive, or to any software incorporated into any OMC Drive, including logical data formatting processes.

                        (v) Licensee shall mark all OMCs with proper notice of patent marking under 35 U.S.C. Section 287.

        2.2 OWNERSHIP. DTC owns all rights, title and interest in and to the Card Manufacturing Technology, subject to the limited license granted to Licensee pursuant to Section 2.1(a) above. All rights not expressly granted to Licensee under Section 2.1(a) are reserved by DTC.

        2.3 IMPROVEMENTS BY LICENSEE. To the extent Licensee develops, conceives or reduces to practice modifications, design changes, enhancements or improvements to the Card Manufacturing Technology as part of its authorized use of the Card Manufacturing Technology hereunder ("Licensee Improvements"), then Licensee shall promptly disclose to DTC each such Licensee Improvement. Licensee shall own all right, title and interest in and to such Licensee Improvement, subject to DTC's underlying rights in the Card Manufacturing Technology and subject to the license back to such improvements granted to DTC pursuant to this Section. Licensee will, and hereby does grant to DTC, a non-exclusive, royalty-free, irrevocable, perpetual, worldwide, transferable and sublicensable license to make, have made, use, sell, offer to sell, distribute, transfer, sublicense and import products and services incorporating or embodying such Licensee Improvement, and to reproduce, modify, create derivative works of, distribute, sublicense, transfer and otherwise exploit the Licensee Improvement, including the right to sublicense any of the foregoing rights.

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

        2.4 NO RIGHT TO USE DTC'S MARKS. Licensee agrees not to use, without DTC's prior written approval, as part of its product name(s), company name(s), trade name(s), service mark(s), or trademark(s), any of the trademarks or trade names owned by, or licensed to, DTC or any of its Subsidiaries, including, without limitation: LaserCard, LaserCard Systems, LSC, Drexler, Drexler Technology, DTC, Drexon, or any derivatives thereof. Licensee shall be able to use the designation "A LaserCard(R) licensee partner"; however Licensee shall not thereby acquire any company name, trade name, trademark or service mark rights to such designation or to "LaserCard", all such use inuring to the benefit of DTC. Should Licensee desire to use a trade name which includes the words "Laser Optical Card", DTC agrees to permit Licensee to do so at no additional charge pursuant to a trade name license agreement which protects DTC's interest in the LaserCard trademark and trade name.

        2.5 CHANGE OF CONTROL. In the event that a third party company acquires control of DTC or LSC, then the acquiring third party company (including any successor entity to DTC and/or LSC) shall be bound by and subject to all the terms and conditions of this Agreement. In the event of any such acquisition or negotiations in respect thereof, at the acquiring third party's request, Licensee will confer with such acquiring third party about any of its concerns and Licensee's concerns regarding this Agreement.

3.      FURTHER RIGHTS AND OBLIGATIONS OF THE PARTIES

3.1     SALE OF EQUIPMENT AND RAW MATERIALS TO LICENSEE

                (a) EQUIPMENT SALE. Licensee will purchase exclusively from DTC all equipment listed on Attachment B necessary for Licensee to exercise the manufacturing license granted in Section 2.1(a) above ("Equipment"). Concurrently with execution of this Agreement, the parties have entered into, or will within 30 days of execution of this Agreement, enter into the Equipment Sale Agreement attached hereto as Attachment B-1 for the sale of certain lamination system equipment to Licensee. Licensee's purchase and DTC's sale of Equipment shall be subject to the terms and conditions of a sale agreement entered into between the parties covering the piece of Equipment purchased (each, an "Equipment Sale Agreement"), which shall address issues similar to the issues in the Equipment Sale Agreement attached hereto as Attachment B-1, including, without limitation, acceptance, performance, payment and training. Notwithstanding the foregoing, if authorized by DTC in writing, Licensee may purchase spare parts for the Equipment from a DTC-approved third-party source.

        DTC and Licensee agree that they will diligently negotiate and enter into two (2) additional Equipment Sale Agreements patterned after Exhibit B-1, which shall be attached hereto as Attachments B-2 and B-3, for the remaining equipment listed in Attachment B to this Agreement with a target date of June 13, 2004.


               (b) RAW MATERIALS SOURCING. The parties acknowledge and agree that Licensee shall purchase exclusively from DTC all equipment, film media, adhesives, and other raw materials (collectively, "Raw Materials") necessary for Licensee's manufacture of OMCs hereunder. DTC agrees to sell Raw Materials to Licensee during the term of this Agreement for as long as Licensee is not in breach of its obligations under this Agreement and that Raw Materials are commercially available to DTC for purchase commercially in the necessary quantity and quality. Notwithstanding the foregoing, if authorized by DTC in writing, Licensee may purchase Raw Materials from a DTC-approved third-party source. European based generic materials such as plastic films but excluding photographic film are hereby authorized for such direct purchase.

                (c) PHOTOMASKS. DTC will design photomask masters from OMC specifications provided by Licensee and shall make or have made such photomask masters which DTC will then supply to Licensee.

                (d) PRICE; TERMS AND CONDITIONS OF SALE. The sale by DTC to Licensee of Raw Materials hereunder shall be at prices quoted by DTC at time of order, shall be based on Licensee's quantity and delivery requirements, and shall be in accordance with DTC's then-current Standard Terms and Conditions of Sale (the current version of which is attached hereto as Attachment C), unless otherwise agreed upon by the parties in writing.

                (e) ORDERS, PAYMENTS AND DELIVERY. From and after the Effective Date, Licensee will deliver to DTC, on a monthly basis within five (5) days after the beginning of each calendar month a rolling, good-faith, non-binding six-month forecast of Licensee's anticipated requirements for the Raw Materials including the quantity and type of Raw Materials that Licensee expects to purchase. At least thirty (30) days in advance of each calendar quarter, Licensee shall submit to DTC via email or facsimile an order for Raw Materials for such upcoming quarter, specifying the requested quantities of Raw Materials by type, requested delivery date and delivery location. All purchase orders are subject to DTC's acceptance and shall not be binding upon DTC until the earlier of such acceptance or shipment of the Raw Materials ordered (to the extent of such shipment). DTC will use commercially reasonable efforts to notify Licensee of DTC's acceptance or rejection of Licensee's purchase order, and of the expected delivery date for accepted purchase orders, within five business days after DTC's receipt of such purchase order. DTC shall invoice Licensee after the fifteenth day of each month for the shippable portion of the order. Along with such order, Licensee shall remit to DTC an amount equal to fifty percent (50%) of the total purchase price for such order. . Licensee shall remit the remaining fifty percent (50) of the total purchase price within thirty (30) days after the receipt of the entire quantity of products set forth in such order subject to Licensees outstanding credit balance not exceeding Licensees pre approved credit limit.

                (f) RESTRICTION ON RESALE. Licensee shall have no right to sell or otherwise distribute Equipment, Raw Materials or partially manufactured OMCs, other than to its Slovenian Affiliate or subcontractors, as permitted under Section 2.1(a), without the express written consent of DTC.

3.2 DESIGN ESTIMATES. DTC shall provide Licensee with a copy of DTC's suggested production plant design and specifications, which Licensee may use as a reference, but Licensee shall estimate its own (i) maximum throughput, minimum throughput and production yields for OMCs and (ii) costs to build and operate Licensee's plant (including the costs associated with performing quality assurance and control). Upon Licensee's request, DTC shall provide Licensee a written estimate for such production estimates and cost estimates, provided that DTC will not and does not guarantee the accuracy of such estimates, except with respect to the estimate on minimum throughput. The Equipment provided by DTC to Licensee shall have the minimum throughput set forth in the applicable Equipment Sale Agreement.

3.3 TRAINING. Licensee understands that the manufacture of OMCs requires some workers to have certain advanced technical skills. DTC, directly and through its subcontractors, will provide training to Licensee's designated personnel in the use of the purchased Equipment in accordance with the training obligations set forth in the applicable Equipment Sale Agreement covering the Equipment.

3.4 MANAGEMENT SUPPORT: TECHNOLOGY UPGRADES, MONITORING/CONSULTING, CARD QUALITY ASSURANCE COMPLIANCE.

                (a) GENERALLY. Subject to Licensee's payment of fees provided in Section 4.1(b) below ("Management Support Fees"), one employee or subcontractor of DTC will provide ongoing assistance to Licensee's personnel ("DTC On-Site Representative"), onsite at Licensee Facilities with respect to the Card Manufacturing Technology and Licensee's exercise of its rights pursuant to Section 2.1(a) ("Management Support"), including updates to the Card Manufacturing Technology and monitoring of card quality to assure compliance with the Card Quality Specifications in effect at such time, as further described in this Section 3.4. Licensee shall be required to purchase Management Support from DTC during the term of this Agreement such support is included in the initial twelve million dollar fee for the first five years and thereafter will be provided at total cost of one million dollars/year including all personnel costs as provided in Section 4.1(b).

                (b) IMPROVEMENTS TO CARD MANUFACTURING TECHNOLOGY. In the event DTC develops or implements any significant modifications, design changes, enhancements or improvements to the Card Manufacturing Technology (collectively, "Card Manufacturing Improvements") at a time when Licensee is current in payment of its Management Support Fees, DTC, through its DTC On-Site Representative, shall promptly inform Licensee of all such Card Manufacturing Improvements and such Card Manufacturing Improvements shall automatically be included within the license granted to Licensee under Section 2.1(a) above without the payment of any additional fees. If such Card Manufacturing Improvements require Licensee to purchase additional equipment, DTC will provide Licensee with the specifications for such additional equipment and cooperate and assist Licensee in procuring such additional equipment, which if Licensee decides to acquire such equipment, shall be purchased exclusively from DTC, subject to the terms of an Equipment Sale Agreement covering such additional equipment. Licensee shall not be required to implement any Card Manufacturing Improvements or purchase any new equipment, and such purchases and implementations shall be in Licensee's sole discretion.

                (c) QUALITY CONTROL. Licensee agrees to abide by the Quality Standards. Upon DTC's prior written request, Licensee agrees to make available representative specimens of OMCs for inspection and testing by DTC or its representatives for the sole purpose of confirming Licensee's compliance with the Quality Standards. If DTC reasonably determines in good faith that any such OMCs does not meet the Quality Standards, DTC will notify Licensee of such determination in writing and the reasons therefor. Licensee agrees that, within sixty (60) days after receipt of such notification, it will use commercially reasonable and diligent efforts to rectify the problem. DTC agrees that it will reasonably cooperate with and assist Licensee to identify and rectify the problem, subject to Licensee's payment to DTC of a reasonable consulting fee to be agreed upon by the parties in writing. Licensee shall in all material respects take the corrective actions recommended by DTC. DTC's On-Site representative shall have the authority to prohibit the shipment of products which do not conform to the Card Quality Specification, this is in addition to any other rights available to DTC under this Agreement.

                (d) SECURITY. The On-Site representative shall have access to the Licensee Facilities and records at all times in order to monitor the quantity, quality, and security of all OMCs produced at Licensee Facilities. In this manner, DTC will be able to assure the integrity to customers of DTC and its licensees of OMC manufacturing worldwide using DTC technology.

3.5     OTHER RIGHTS AND OBLIGATIONS RELATING TO THE OPTICAL MEMORY CARDS

                (a) DTC'S OBLIGATIONS TO LICENSEE'S CUSTOMERS. Licensee shall be solely responsible for all interactions with customers purchasing OMCs manufactured by Licensee from Licensee ("Customers") and all claims of Customers with respect to such OMCs manufactured by Licensee, including, without limitation, replacing any defective OMCs manufactured by Licensee delivered to Licensee's customers, without any financial or other obligations on the part of DTC.

                (b) NO RIGHT TO SELL THROUGH OTHER VARS. Except as otherwise expressly authorized by DTC in writing, Licensee shall have no right to sell OMCs through authorized value-added resellers of LaserCard Systems Corporation or through holders of DTC's card distribution licenses, as currently listed in Attachment E, which list may be updated from time to time during the term of this Agreement.

4.      FEE AND PAYMENT PROCEDURES

4.1 FEES. In consideration for the rights and licenses granted to Licensee under this Agreement, Licensee hereby agrees to pay DTC the amount of Twenty-Nine million U.S. Dollars ($29,000,000 US), which amount shall be paid as follows (time being of the essence):

        (a) LICENSE GRANT FEE: Within ten (10) calendar days following the Effective Date, which shall be April 3rd 2004, Licensee shall pay DTC Two million U.S. Dollars ($2,000,000 US).

        (b)     MANAGEMENT SUPPORT FEES:

                (i) As consideration for the Management Support during the term of this Agreement, Licensee shall pay DTC Twenty-Seven million U.S. Dollars ($27,000,000 US) as follows:

        o Licensee shall pay DTC Two million U.S. Dollars ($2,000,000 US) between April 3rd and 9th, 2004

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

        o Licensee shall pay DTC [ ] * U.S. Dollars ($[ ]* US) no later than [ ]*

        o Licensee shall pay DTC [ ]* U.S. Dollars ($[ ]* US) no later than [ ]*

        o Licensee shall pay DTC [ ]* U.S. Dollars ($[ ]* US) no later than [ ]*

        o Licensee shall pay DTC [ ]* U.S. Dollars ($[ ]* US) no later than [ ]*

        o Licensee shall pay DTC [ ]* U.S. Dollars ($[ ]* US) on each anniversary date of the Effective Date of this Agreement starting on the [ ]* anniversary of the Effective Date and ending on the [ ]* anniversary of the Effective Date, each such payment to be made not later than one week after the applicable anniversary date of this Agreement.

                (ii) The first [ ]* payments in Section 4.1(b)(i) above are as consideration for Management Support during each of the first [ ]* years of the term of this Agreement while the payments described in the last paragraph of
Section 4.1(b)(i) above are as consideration for Management Support during each of years [ ]* through twenty (20), inclusive of the term of this Agreement.

4.2 EQUIPMENT FEES: Payments for Licensee's purchase of Equipment shall be as set forth in the Equipment Sales Agreement covering such Equipment.

4.3 ROYALTIES. In further consideration of the license and rights granted under Section 2.1(a), Licensee shall pay to DTC a royalty on each OMC made by Licensee AND sold or otherwise provided by Licensee to Customers. Such royalty on each of the OMCs shall be computed as follows: Until such time as Licensee Facilities have produced [ ]* million OMCs, Licensee shall pay DTC a royalty of [ ]* per OMC sold or otherwise provided by Licensee to Customers, and thereafter the royalty shall be [ ]* to [ ]* per OMC sold or otherwise provided by Licensee to Customers. Licensee's royalty payment obligations shall continue as long as Licensee sells or otherwise provides OMCs to Customers. The termination of this Agreement pursuant to Section 7 shall not negate the royalty-payment obligations incurred hereunder.

4.4 ROYALTY CALCULATION. Royalties due under Section 4.3 shall be earned on the date of Licensee's invoice to Customers for such OMCs or, if earlier, the date that Licensee transfers possession or otherwise provides the OMCs, for example by shipping them to the customer or allowing the customer to pick up the OMCs. All royalties due under Section 4.3 shall be paid by Licensee to DTC within thirty (30) days after the end of the calendar quarter in which such royalties have been earned, in accordance with the applicable per-card royalty payment as outlined in Section 4.3. In the event this Agreement terminates or expires, all earned royalties shall become due and payable within thirty (30) days after such termination or expiration.

4.5 ROYALTY REPORTS. During the term of this Agreement, simultaneously with each payment of royalties pursuant to Section 4.3, Licensee shall provide DTC a written report substantially in


--------

* Material omitted pursuant to a confidential treatment request. The omitted material has been filed separately with the Securities and Exchange Commission.

the form attached hereto as Attachment F setting forth (a) the number of OMCs made by Licensee which were sold, or otherwise provided to Customers during such quarter; and (2) the amount of such royalty payment due for such quarter. In the event that no running royalty is due for a quarter, Licensee's report shall so state. Licensee shall send each royalty report via postage prepaid airmail, courier or facsimile transmission followed by a confirmation copy by airmail or courier, at Licensee's discretion, to the following address:

            Drexler Technology Corporation
            Attention: Vice President-Finance
            2644 Bayshore Parkway
            Mountain View, CA 94043 U.S.A.

4.6 PAYMENTS. All payments to DTC under this Agreement shall be made in U.S. dollars for the full amount due (without offset for any local governmental withholding tax or any other local governmental tax or fee) and are exclusive of all taxes, duties and tariffs not based on DTC's net income, including, but not limited to, sales, use, transfer, value-added, privilege or property taxes, import and export duties and tariffs or amounts levied in lieu thereof (collectively, "Taxes"). Licensee shall pay any and all Taxes, whether now or hereafter imposed. Licensee shall comply with all laws and regulations related to such Taxes, including without limitation, paying any interest or penalties relating to such Taxes. All payments to DTC under Section 4 are non-refundable and shall be made by wire transfer to the following account unless notified otherwise by DTC:

            Bank of the West
            501 Castro Street
            Mountain View, California 94041 USA
            ABA No. 1211-00782
            Credit: Drexler Technology Corporation -- Account Number [ ]*
            Reference: Licensee's name, Effective Date, title of this license agreement
            For wire transfers originating outside the USA, use the "SWIFT" system.

Late payments up to sixty (60) days in arrears shall bear interest at 0.5% per month, and after sixty (60) days at 1% per month, or, if less, the maximum rate permitted by law, both before and after judgment, until paid in full.

4.7 BOOKS, RECORDS AND AUDITS. Licensee shall keep correct, clear and complete records and books of accounting with respect to royalties due under this Agreement. Upon reasonable prior written notice from DTC, Licensee shall permit an independent certified public accountant, to have access to such records as may be reasonably necessary to determine the correctness of Licensee's royalty payments and reports hereunder. Such inspection may take place only during Licensee's normal business hours no more than twice in any twelve (12) month period. Such independent certified public accountant shall be bound to hold all information in confidence except as necessary to disclose to DTC any underpayment or overpayment of royalties under this


----------------------------
* Material omitted pursuant to a confidential treatment request. The omitted material has been filed separately with the Securities and Exchange Commission.

Agreement. Any royalty report or payment for which examination of records by such independent certified public accountant is not requested by DTC within three (3) years after the receipt by DTC of the report, shall be deemed conclusive and accepted by DTC. Licensee shall make prompt adjustment to compensate for any errors or omissions disclosed by such inspection and certification of Licensee's records. If such inspection determines an underpayment of royalties equal to ten percent (10%) or more, Licensee shall reimburse DTC for the accountant's fees and expenses.

5.      FEES TO THIRD PARTIES

The license fees and royalties payable under this Agreement do not include any amounts for payment of finder's fees or commissions, if any, payable to third parties in connection with the grant of the rights and licenses under this Agreement. As between the parties, DTC shall not be liable for any payments to any third party claiming that it is entitled to receive such finder's fees or commissions. Licensee shall indemnify and hold DTC harmless from and against all expenses (including attorneys' fees) and liabilities based on any such claims for payment of a finder's fee or commission.

6.      DTC'S RIGHT TO PURCHASE FINISHED CARDS

During the term of this Agreement, DTC shall have the right to purchase OMCs manufactured and/or sold by Licensee, to the extent that Licensee has excess capacity of the OMCs. In the event Licensee is able to supply DTC with such OMCs, the parties agree to negotiate in good faith the terms and conditions of a separate purchase agreement by which Licensee shall sell such OMCs to DTC.

DTC shall have rights to operate or have operated under DTC control, any and all Equipment sold under this agreement in Licensee Facilities, as an emergency backup or as an overflow capacity benefit to the DTC manufacturing operation, provided that (i) not more than 20% of any month's total production capacity can be so utilized by DTC, and (ii) DTC shall be willing to work, at Licensee's request, on off-shifts or weekends to limit impact on Licensee's ongoing business. Such use by DTC of the Equipment and Licensee Facility shall be subject to a separate agreement between DTC and Licensee, including a fair price for such use.

7.      TERM AND TERMINATION

7.1 TERM. This Agreement shall become effective on the Effective Date which shall be April 3rd 2004 and shall continue for a term of twenty years following the Effective Date, unless earlier terminated as provided in Section 7.2 below.

7.2 TERMINATION. In the event of a material default by a party, the other party may terminate this Agreement upon sixty (60) days (thirty (30) days in the event of a failure to pay) prior written notice given pursuant to Section 20.5, unless the default is cured within such sixty (60) (thirty (30) in case of a failure to pay) day period. If either DTC or Licensee shall go into receivership, bankruptcy, or insolvency, or make an assignment for the benefit of creditors, or go out of business, or undergoes a similar event, this Agreement shall be immediately terminable by the other party by written notice, but without prejudice to any right of the terminating party hereunder.

7.3 DISPOSITION OF OMCS UPON TERMINATION. Upon termination of this Agreement other than by DTC pursuant to Section 7.2, Licensee has the right to, within a period of one (1) year after the effective date of such termination ("Sell-Off Period"), fulfill any purchase orders for OMCs that have been placed with Licensee prior to such termination and dispose of all OMCs made or partially made prior to such termination, provided that the sale of such OMCs shall be subject to the terms of this Agreement, including, but not limited to, the rendering of reports and payment of royalties required under this Agreement.

7.4 SURVIVAL. The following provisions shall survive any expiration or termination of this Agreement: Sections 1, 2.2, 2.3, 2.4, 4, 5, 7.3, 7.4, 8, 9.3, 10, 11 and 13

8.      CONFIDENTIAL INFORMATION

8.1 As used herein, "Confidential Information" means any information provided by a party that is designated as confidential or that ought to be considered confidential by the party receiving such information, based on the nature of the information or the circumstances of disclosure. The Card Manufacturing Technology shall be deemed part of DTC's Confidential Information. Each party shall protect and maintain all Confidential Information of the other party in strictest confidence. Each party shall take all necessary and proper actions to preserve the secrecy and prevent disclosure of such Confidential Information of the other party to persons other than its employees, agents, directors, officers or advisors who need to know the Confidential Information and are bound by written obligations of confidentiality at least as restrictive as those contained herein. The receiving party shall not disclose to any person or entity or use or permit the use of any Confidential Information of the disclosing party except as reasonably necessary to perform and exercise its rights and obligations under this Agreement. The receiving party will use the same degree of care to protect the Confidential Information from unauthorized use or disclosure as it would use to protect its own information of a similar nature, but in no event with less than reasonable care. Notwithstanding the foregoing, with respect to DTC, information disclosed by Licensee shall not be considered Confidential Information hereunder unless the receipt of such information has been approved in writing by CEO or Co-CEO following disclosure of a non-confidential summary of the information. Licensee shall have the same right to request a non-confidential summary of information prior to receiving confidential information if they so notify DTC in writing.

8.2     The confidentiality obligations shall not apply to any information that
(i) is already known to the receiving party without restriction on use or disclosure prior to receipt of such information from the disclosing party; (ii) is or becomes publicly known through no wrongful act or inaction of the receiving party; (iii) has been rightfully received by the receiving party from a third party authorized to make such communication, without restriction on use or disclosure; or (iv) has been independently developed by the receiving party without use of the Confidential Information.

8.3 If the receiving party is subject to judicial or governmental proceedings requiring disclosure of particular Confidential Information, then, prior to any such disclosure, the receiving party will provide the disclosing party with reasonable prior notice and will obtain, or provide the disclosing party with an opportunity to obtain, a protective order or confidential treatment of the Confidential Information.

9.      REPRESENTATION, WARRANTIES, AND DISCLAIMERS

        9.1 REPRESENTATIONS AND WARRANTIES OF LICENSEE. (a) Neither Licensee's execution and delivery of this Agreement nor Licensee's performance hereunder will result in a breach of any agreement or contract to which Licensee may be a party or violate any applicable law or regulation and (b) Licensee has the full power and authority to execute and deliver this Agreement and perform its obligations hereunder.

        9.2 REPRESENTATIONS AND WARRANTIES OF DTC. (a) Neither DTC's execution and delivery of this Agreement nor DTC's performance hereunder will result in a breach of any agreement or contract to which DTC may be a party or violate any applicable law or regulation; (b) DTC has the full power and authority to execute and deliver this Agreement and perform its obligations hereunder.

        9.3     DISCLAIMER. EXCEPT FOR THE LIMITED WARRANTIES SET FORTH ABOVE IN
SECTION 9.2, DTC MAKES NO AND DISCLAIMS ALL REPRESENTATIONS, WARRANTIES, CONDITIONS OR OTHER TERMS, EITHER EXPRESS OR IMPLIED, BY STATUTE, COLLATERALLY OR OTHERWISE, INCLUDING ANY WARRANTIES OR OTHER TERMS OF MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT OF THIRD PARTY RIGHTS.

10.     LIMITATION OF LIABILITY.

        10.1 EXCEPT FOR EITHER PARTY'S BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 8 AND EITHER PARTY'S INDEMNITY OBLIGATIONS UNDER SECTION 11, BOTH PARTIES DISCLAIM ALL, AND NEITHER PARTY SHALL BE LIABLE IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STATUTORY DUTY, PRE-CONTRACT OR OTHER REPRESENTATIONS OR OTHERWISE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT FOR: (A) CONSEQUENTIAL, INDIRECT OR SPECIAL LOSS OR DAMAGE; OR (B) ANY LOSS OF GOODWILL OR REPUTATION; OR (C) ANY ECONOMIC LOSSES (INCLUDING LOSS OF REVENUES, PROFITS, CONTRACTS, BUSINESS OR ANTICIPATED SAVINGS). IN EACH CASE WHETHER ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE AND HOWSOEVER INCURRED. BOTH PARTIES AGREE THAT THE MAXIMUM AGGREGATE LIABILITY OF DTC IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STATUTORY DUTY, PRE-CONTRACT OR OTHER REPRESENTATIONS (OTHER THAN FRAUDULENT MISREPRESENTATIONS) OR OTHERWISE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, AND EACH PART THEREOF, INCLUDING ITS EXECUTION AND PERFORMANCE:
SHALL, IN RESPECT OF ANY ONE OR MORE EVENTS OR SERIES OF EVENTS (WHETHER CONNECTED OR UNCONNECTED) TAKING PLACE WITHIN ANY TWELVE MONTH PERIOD, BE LIMITED TO THE AMOUNT PAID TO DTC UNDER THIS AGREEMENT IN SUCH PERIOD.

        10.2 NOTHING IN THIS AGREEMENT SHALL EXCLUDE OR LIMIT LIABILITY FOR FRAUD OR FOR DEATH OR PERSONAL INJURY RESULTING FROM THE NEGLIGENCE OF EITHER PARTY OR THEIR SERVANTS, AGENTS OR EMPLOYEES ACTING IN THE COURSE OF THEIR DUTIES.

11.     INDEMNIFICATION

11.1 INDEMNIFICATION BY DTC: Other than as to claims for which Licensee is obligated to indemnity DTC pursuant to Section 11.2 below, DTC shall indemnify, defend and hold harmless Licensee from any and all liability (including, without limitation, reasonable attorneys' fees and costs) resulting from any claim brought or made against Licensee alleging that Licensee's use of the Card Manufacturing Technology provided by DTC and used by Licensee as authorized hereunder infringes any third party copyright or involves a misappropriated trade secret. Licensee will provide DTC with prompt written notice of any such claim; DTC shall have sole control of the defense and any settlement of any such claim although Licensee may participate at its own expense in such defense and settlement with counsel of its own choice, and Licensee shall reasonably cooperate and provide reasonable assistance in connection with the defense or settlement of any such claim at DTC's expense. DTC shall not be responsible for any settlement of the claim which it does not approve in writing. This indemnification shall not, however, apply to any liability to the extent it arises out of or is related to (i) any components, products, processes or methods not supplied by DTC to Licensee or (ii) any modification, or combination with other equipment, material, software or processes not supplied by DTC, which are made by Licensee or a third party to the OMCs, (iii) failure to follow DTC's instructions, (iv) use of the Card Manufacturing Technology other than as allowed under this Agreement; or (v) manufacture or use of OMC Drives.

11.2 INDEMNIFICATION BY LICENSEE. Other than as to claims for which DTC is obligated to indemnity Licensee pursuant to Section 11.1 above, Licensee shall indemnify and hold harmless DTC from any and all liability (including, without limitation, reasonable attorneys fees and costs) resulting from any claim brought or made against DTC based on Licensee's activities under this Agreement, including, without limitation, Licensee's manufacture, distribution, sale, use or other disposition of OMCs. DTC shall provide Licensee with prompt written notice of any such claim, Licensee shall have sole control of the defense and any settlement of any such claim although DTC may participate at its own expense in such defense and settlement with counsel of its own choice, and DTC shall reasonably cooperate and provide reasonable assistance in connection with the defense or settlement of any such claim at Licensee's expense. In no event will Licensee enter into any settlement of such claim that gives rise to any additional obligation on DTC or that does not completely and forever release and discharge the claim without DTC's prior written consent.

12.     APPROVAL BY COMPETENT AUTHORITIES; EXPORT CONTROLS

12.1 MUTUAL COOPERATION. The parties shall cooperate to secure for this Agreement the clearance and/or approval, if any, which may be required by the government of the Republic of Slovenia or the U.S. Government, including, without limitation, any export and import licenses and other related documents necessary for the sale, distribution, shipment, export and import of products sold hereunder. Each party shall be responsible for providing the required documentation in their respective country. The time for delivery of the products sold hereunder shall be extended by any delays encountered in obtaining such licenses or document that is not caused by DTC.

12.2 PROHIBITED COUNTRIES. To DTC's knowledge, United States government regulations expressly prohibit exports or re-exports of products to the following countries: Iran, Iraq, Laos, Libya, North Korea, Afghanistan, and Cuba.

13.     MISCELLANEOUS

13.1 ENTIRE AGREEMENT. This Agreement and the Attachments hereto, including the Equipment Sale Agreement(s) incorporated in this Agreement as if set forth herein, constitute the entire understanding of the parties relating to the subject matter hereof and supersedes all other prior or contemporaneous agreements and understandings between the parties, whether written or oral, with respect to the subject matter hereof, including without limitation the Prior Agreement.

13.2    REFORMATION AND SEVERABILITY.

        (a) REFORMATION. Each party intends that the object, means or consequence of any restrictive provision of this agreement shall not infringe applicable law. Each party shall keep the restrictions or limitations in this agreement under review in light of the then current market conditions and other factual circumstances and the then current requirements of antitrust and other laws. From time to time should a party wish to undertake an action which is prohibited or restricted by the agreement but which the party believes may not prohibited or restricted under the then current circumstances and law, that party shall notify the other party of such proposed action, make a proposal to weaken or modify the allegedly problematic restriction or limitation in the agreement, and explain its rationale. The other party shall promptly evaluate whether the restrictions or limitations in the agreement need to be weakened or modified in order to permit such action and shall notify the requesting party of its conclusions. Should the parties disagree then they shall meet to resolve their differences. To the extent the parties agree, they shall enter into a waiver or amendment of problematic provisions of the agreement to weaken or modify such restrictions or limitations under the circumstances to comply with applicable law and to permit the desired action.

        (b) SEVERABILITY. In the event that any provision of this Agreement is held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction while, at the same time, maintaining the intent of the parties, it shall, as to such jurisdiction, be so narrowly drawn without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.3 AMENDMENTS AND WAIVERS. The failure of either party to enforce a provision hereof or to insist upon compliance with any provision of this Agreement shall not constitute a waiver of that provision or excuse a similar subsequent failure to perform any such provision by the other party. This Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in any particular instance and either retroactively or prospectively) only with the signed written consent of both parties.

13.4 BINDING EFFECT; ASSIGNMENT. Rights granted by this Agreement shall inure to the benefit of and obligations under this Agreement shall be binding upon the parties hereto and their respective permitted successors and assigns. Rights granted by this Agreement may not be assigned, and obligations under this Agreement may not be delegated, by either party without the prior written consent of the other party, which shall not be unreasonably withheld and which consent or refusal shall be given within ten days. Examples of reasons for withholding consent would include but not be limited to DTC being concerned that the assignee (i) will not produce quality OMCs in quantities at least equal to those of Licensee, (ii) lacks financial wherewithal, or (iii) is a competitor of DTC. For these purposes, an assignment will be deemed to occur if there is a successor of all or substantially all of a party's assets, voting stock or business to which this Agreement relates or a change of control of a party .

13.5 NOTICE. Notices hereunder shall be deemed to have been sufficiently given when made via certified mail or courier delivery, and if given to DTC, addressed to:

            Drexler Technology Corporation
            2644 Bayshore Parkway
            Mountain View, California 94043
            Attention: Chief Financial Officer

Or if given to Licensee, addressed to:

            Global Investments Group Ltd.
            Level 27 Price Waterhouse Coopers Tower
            188 Quay Street
            Auckland 1001, New Zealand
            Attention: President

In the event either party provides written notice of a change in the foregoing address, the notice shall be addressed instead to the new address.

13.6 ENGLISH LANGUAGE. The original copies of this Agreement and all communications under this Agreement shall be in the English language and shall govern any interpretation of this Agreement.

13.7 RIGHTS OF THIRD PARTIES. Nothing in this Agreement shall create or confer any rights or other benefits whether pursuant to the Contracts (Rights of Third parties) Act 1999 or otherwise in favour of any person other than the parties to this Agreement.

13.8 TIME OF THE ESSENCE. Any times, dates or periods specified in the agreement may be extended or altered by agreement in writing between the parties. However, time shall not be of the essence except where it is expressly stated to apply.

13.9 RELATIONSHIP. Nothing in this Agreement shall be deemed to create a partnership or joint venture or contract of employment of any kind between the parties nor shall it be deemed to grant any authority not expressly set out in this Agreement or create any agency between the parties.

13.10 GOVERNING LAW. This Agreement and the performance thereof shall be construed, interpreted, applied, and governed in all respects in accordance with the laws of England without regard to the United Nations Convention on Contracts for the International Sale of Goods.

13.11 ARBITRATION. Any dispute, controversy or claim concerning or relating to this Agreement (a "Dispute") shall be resolved by final and binding arbitration under the Rules of the London Court of International Arbitration in force as of the Effective Date. The tribunal shall consist of one arbitrator who shall be independent, neutral and impartial. If the parties do not agree on the appointment of the Arbitrator, the London Court of International Arbitration shall determine the arbitrator. The place of arbitration shall be London. The language of the arbitration shall be English. Judgment on an arbitral award may be entered by any court of competent jurisdiction, or application may be made to such a court for judicial acceptance of the award and any appropriate order including enforcement. The dispute resolution proceedings contemplated by this provision shall be as confidential and private as permitted by law. Notwithstanding any of the foregoing, either party may request injunctive and/or equitable relief either from the arbitrator or from a court of competent jurisdiction in order to protect the rights or property of the party, including for breach of the confidentiality obligations under Section 8.

                  [Remainder of Page Left Intentionally Blank]

13.12 HEADINGS AND INTERPRETATION. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement. The terms "include" and "including" shall be construed as "without limitation" for purposes of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized officers as of the date first above written.



DREXLER TECHNOLOGY CORPORATION      LICENSEE
                                    GLOBAL INVESTMENTS GROUP


/s/ Richard M. Haddock              /s/ Anton Huhar
---------------------------------   --------------------------------------------
Signature                           Signature


Richard M. Haddock                  Anton Huhar
---------------------------------   --------------------------------------------
Printed Name                        Printed Name


CO-CEO
Drexler Technology Corporation      President of GIG
---------------------------------   --------------------------------------------
Title                               Title



Date Signed: May 26, 2004                         Date Signed: May 26, 2004

Effective Date: April 3, 2004


License Agreement reviewed by:



Joze KOZMUS

President

Prevent d.

                                  ATTACHMENT A

                                "COUNTRY LIST A"



GROUP 1 COUNTRIES
Five Year Exclusive Countries with No Performance
Goals
(Exclusivity after 5 years shall continue so long as a minimum
of [   ]* in cards sales annually are under contract)

Country                                                      Population
                                                             M
------------------------------------------------------------ -------------
[   ]*                                                       [   ]*
------------------------------------------------------------ -------------

GROUP 2 COUNTRIES
------------------------------------------------------------ -------------
Five Year Exclusive Countries with Performance Goals
------------------------------------------------------------ -------------
Country                                                      Population
                                                             M
------------------------------------------------------------ -------------
[   ]*                                                       [   ]*
------------------------------------------------------------ -------------
TOTAL GROUP POPULATION                                       [   ]*
------------------------------------------------------------ -------------


GROUP 1 AND GROUP 2 COUNTRIES TOTAL POPULATION                  [ ]*             M

Performance Goals to Maintain Group 2 Country


                                                                Total cards     Percentage
                                                                sales in        Market
                                                                Group 2         Penetration
                                                                Countries       in Group 2
                                                                Unit Cards      Countries
                                                                Sold/Period
Within [ ]* calendar months of contract effective date          [ ]*            [ ]*

Between [ ]* calendar months of contract effective date         [ ]*            [ ]*

Between [ ]* calendar months of contract effective date         [ ]*            [ ]*

Between[ ]*calendar months of contract effective date           [ ]*            [ ]*

Between [ ]* calendar months of contract effective date         [ ]*            [ ]*

                  Every [ ]**month period thereafter            [ ]*            [ ]*

----------------------------------------------------------------------------------------------


-----------------------------
* Material omitted pursuant to a confidential request. The omitted material has been filed separately with the Securities and Exchange Commission. Note:
  Group 1 and 2 countries are select Eastern European countries.

     Non-exclusive countries


--------------------------------------------------------------------------------
GROUP 3 COUNTRIES
--------------------------------------------------------------------------------
Non-Exclusive Right to-Sell Country List                  Population (M)
--------------------------------------------------------------------------------
[ ]*                                                      [ ]*
--------------------------------------------------------------------------------
TOTAL GROUP 3 COUNTRIES                                           [ ]*    M
--------------------------------------------------------------------------------








------------------------------

* Material omitted pursuant to a confidential request. The omitted material has been filed separately with the Securities and Exchange Commission. Note:
  Group 3 countries are select Western European countries.

NO SALES RIGHT COUNTRIES




    ----------------------------------------------------------------------------
    GROUP 4 COUNTRIES
    ----------------------------------------------------------------------------
    No Right-to-Sell is granted in the
    ----------------------------------------------------------------------------
    rest of worled countries not listed in Groups 1, 2 or 3 above,
    ----------------------------------------------------------------------------
    wihtout written authorization from LSC.
    ----------------------------------------------------------------------------

                                  ATTACHMENT B

                         PRODUCTION START UP AGREEMENTS

All equipment, training, inspection, and facilities requirements, including payment and acceptance procedures, are contained in three (3) attached Equipment Sales Agreements, as follows:

           1)  "Lamination System Equipment Sale Agreement"

                    Covers Process [ ] *

           2)  "Die Cut and Finish Equipment Sale Agreement"

                    Covers Process [ ]*

           3)  "Optical Media Equipment Sale Agreement"

                    Covers Process [ ]*

The equipment subject to all three Equipment Sale Agreements (Attachments B-1, B-2, and B-3) functions together as a whole within the Licensee Facilities. The target date for the delivery, installation, test, and Licensee acceptance for all such equipment is May 1, 2005.











--------------------------------

* Material omitted pursuant to a confidential treatment request. The omitted material has been filed separately with the Securities and Exchange Commission.


Equip Sale                                Budgetary Numbers- subject to change
Agreement      Process Step                                                                Est Price       Est Installed


Media              [ ]*       [ ]*                                                    1  $    172,500      $     207,000

Media              [ ]*       [ ]*                                                    1  $     86,250      $     103,500

Media              [ ]*       [ ]*                                                    2  $    345,000      $     414,000

Media              [ ]*       [ ]*                                                    2  $    460,000      $     552,000

Media              [ ]*       [ ]*                                                    1  $    862,500      $   1,035,000

Media              [ ]*       [ ]*                                                    1  $    230,000      $     276,000

                                                  Total Equip Sale "Media" =             $  2,156,250      $   2,587,500

Laminator          [ ]*       [ ]*                                                    1  $  3,105,000      $   3,726,000

Die Cut/Seal       [ ]*       [ ]*                                                    1  $  1,725,000      $   2,070,000

Die Cut/Seal       [ ]*       [ ]*                                                    4  $    690,000      $     828,000

Die Cut/Seal       [ ]*       [ ]*                                                   20  $    230,000      $     276,000

Die Cut/Seal       [ ]*       [ ]*                                                    2  $    805,000      $     966,000

Die Cut/Seal       [ ]*       [ ]*                                                    1  $  1,150,000      $   1,380,000

Die Cut/Seal       [ ]*       [ ]*                                                    1  $    287,500      $     345,000

Die Cut/Seal       [ ]*       [ ]*                                                    1  $    230,000      $     276,000

                                              Total Equip Sale "Die Cut/Seal" =          $  5,117,500      $   6,141,000

                                                                                         $ 10,378,750      $  12,454,500

-------------------------------

* Material omitted pursuant to a confidential treatment request. The omitted material has been filed separately with the Securities and Exchange Commission.


Diagram 1

Process Step Flow


                                                        [PICTURE]




     Step 0:                       Step 1:                                Step 2:                             Step 3:

    Incoming                  Media Production                       First Lamination                   Print card artwork
      Raw                                                                                                       on
    Materials         Conversion from Film to Optical          Conversion from Optical Media              First Pass Roll
                                   Media                      Tape to laminated media between
                                                            clear polycarbonate plastic in roll
      Film                                                        form using Electron Beam             (Using CETIS Flexo roll
    Plastics                    2000 M. rolls                                                            machine if possible)
   Adhesives
      Inks
Process Chemistry









     Step 7:                       Step 6:                                Step 5:                             Step 4:

    Quality                    Card Finishing                            Die Cut                      Second Pass Lamination
Control, Verify                                                     Second Pass into              to add white Polycarbonate to
 clean, secure                 Add card edge                              Cards                         printed First Pass
   packaging                    seal, serial                                                    brings card to ISO specifications
                                 numbering
                                    etc.                                                         (using combo coater/laminator)

                                 ATTACHMENT B-1


                            EQUIPMENT SALE AGREEMENT


        This EQUIPMENT SALE AGREEMENT (the "Agreement") is entered into as of _________, 2004 ("Effective Date") by and between LaserCard Systems Corporation, a Delaware corporation with principal offices at 2644 Bayshore Parkway, Mountain View, CA 94043 ("LaserCard"), and Global Investments Group Ltd, a corporation with principal offices at level 27, Price Waterhouse Coopers Tower, 188 Quay Street, Auckland 1001, New Zealand ("GIG").

        1. EQUIPMENT SALE. LaserCard agrees to sell to GIG, and GIG agrees to purchase from LaserCard, on the terms and conditions set forth in this Agreement, the coater/laminator system listed on Exhibit A (the "Equipment"). GIG acknowledges and agrees that LaserCard originally ordered the Equipment from the manufacturer of the Equipment ("Manufacturer") for LaserCard's use as LaserCard's next generation production system. Consequently, LaserCard needs to order a replacement of the system ("Replacement System") from the Manufacturer, with an estimated delivery date nine to eleven months following the date of LaserCard's order. GIG acknowledges and agrees that LaserCard may use the Equipment prior to LaserCard's receipt of the Replacement System. The Equipment is scheduled to be delivered by Manufacturer to LaserCard in ________________, 2004. The parties anticipate that the Equipment will be shipped from LaserCard's facilities in Mountain View, California, to GIG Facilities (as defined in
Section 2.3 below) within 10 months from LaserCard's receipt of the Second Payment (as defined in Exhibit C).

        2.      INSTALLATION AND TRAINING AT LASERCARD FACILITIES.

                2.1 LaserCard will be responsible for installing the Equipment at LaserCard's Mountain View facilities designated above ("LaserCard Facilities") and for testing the Equipment so that, upon installation at the LaserCard Facilities, the Equipment will meet the Acceptance Test described in Exhibit B attached hereto ("Acceptance Test"). LaserCard will provide to GIG written verification that the Equipment has met the Acceptance Test ("Initial Proof of Performance"). LaserCard will use commercially reasonable efforts to test the Equipment until the Equipment passes the Acceptance Test.

                2.2 GIG may designate up to three employees ("GIG Employees") to participate in the installation and testing of the Equipment at LaserCard Facilities and receive initial training with respect to the Equipment ("Initial Training"). GIG will be solely responsible for all out-of-pocket costs and expenses associated with such participation, including, without limitation, travel, lodging, meal and local transportation expenses. GIG shall require that the GIG Employees, while on LaserCard's premises, observe LaserCard's rules and policies relating to the security of, access to or use of such premises. The GIG Employees shall not be permitted to remove any property of LaserCard or any third party from LaserCard's premises without the prior written consent of LaserCard. GIG will be responsible for all acts or omissions of the GIG Employees while on LaserCard's premises, including, without limitation, acts or omissions which result in damage to property, or injury or death to individuals.

                2.3 After the Equipment has successfully passed the Acceptance Test and LaserCard receives the Replacement System from the Manufacturer, LaserCard will disassemble, un-install, package and ship the Equipment to GIG's facilities in Slovenia ("GIG Facilities"), subject to the terms in Section 3 below. GIG will be solely responsible for all costs and expenses incurred by LaserCard in the course of performing LaserCard's obligations under this Section 2.3, and GIG will pay all such costs and expenses invoiced by LaserCard pursuant to Section 5 below.

        3.      DELIVERY.

                3.1 LaserCard will deliver the Equipment to GIG Facilities, FCA LaserCard Facilities (Incoterms 2000). GIG shall be responsible for all costs of packaging, shipping and transportation by air, insurance, warehousing, importing and other charges and costs associated with shipment of the Equipment to GIG Facilities.

                3.2 In all cases, LaserCard's title to the Equipment (excluding title to software and to intellectual property rights therein), and the risk of loss or damage, shall pass to GIG upon delivery to GIG's freight forwarder. LaserCard assumes no responsibility for any delay, breakage or damage to the Equipment after such delivery. GIG shall obtain reasonable insurance against loss or damage occurring after such delivery.

        4.      INSTALLATION AND TRAINING AT GIG FACILITIES.

                4.1 LaserCard's representatives will provide commercially reasonable assistance to GIG with respect to GIG's installation of the Equipment at the GIG Facilities ("Installation Support"). LaserCard will provide the Installation Support to GIG's personnel responsible for installing and testing the Equipment at GIG Facilities, for up to thirty (30) eight-hour days. GIG will be solely responsible for ensuring that the GIG Facilities where the Equipment will be installed conform in all material respects to LaserCard's specifications, including, without limitation, with respect to environmental, facility, and power requirements. LaserCard will provide to GIG written verification that the Equipment installed at the GIG Facilities meets the Acceptance Test ("Final Proof of Performance").

                4.2 LaserCard will provide commercially reasonable training to GIG's technical personnel responsible for the operation and maintenance of the Equipment, at GIG Facilities. LaserCard will provide the Training at the time that LaserCard is at the GIG Facilities to provide the Installation Support, for up to fifteen (15 ) eight- hour days.

                4.3 LaserCard will be solely responsible for all out-of pocket expenses associated with the Installation Support and Final Training at GIG Facilities, including, without limitation, travel, lodging, meal and local transportation expenses.

                4.4 In no event under 4.1 and 4.2 above will LaserCard spend more than thirty (30) working days at GIG Facilities for the Installation Support and Final Training. Any additional support and training requested by GIG are subject to LaserCard's approval, and LaserCard's then-current terms and conditions for such support and training, including, without limitation, fees. LaserCard's current fees for support and training are as follows: operator at

$500/day, technician at $700/day, engineer at $900/day, direct travel expenses additional, at cost. The foregoing fees will be valid for 12 months following the Effective Date and are inclusive of all taxes.

        5.      PURCHASE PRICE, FEES AND PAYMENT.

                5.1 Purchase Price. As consideration for the sale of the Equipment and for LaserCard's Installation, Installation Support, Initial and Final Training, GIG shall pay to LaserCard the sum of U.S. $_____________ ("Purchase Price") pursuant to the payment schedule set forth in Exhibit C ("Payment Schedule").

                5.2 Taxes. All prices herein are inclusive of applicable U.S. federal, state, and local US taxes only and are exclusive of all other taxes, duties and tariffs not based on GIG's net income, including, but not limited to, sales, use, transfer, value-added, privilege or property taxes, import and export duties and tariffs or amounts levied in lieu thereof (collectively, "Taxes"). GIG shall pay any and all Taxes, whether now or hereafter imposed, not imposed by an entity of the United States of America. GIG shall comply with all laws and regulations related to such Taxes, including without limitation, paying any interest or penalties relating to such Taxes.

                5.3 Invoice and Payment. LaserCard shall invoice GIG for the Purchase Price pursuant to the Payment Schedule and other charges due under this Agreement pursuant to Section 2.3 and Section 3.1, and GIG shall pay all invoiced amounts upon receipt of the invoice. All late payments shall bear interest at the lesser of one and one half percent (1.5%) per month, compounded monthly, or the highest rate permitted by law. All amounts due under this Agreement are stated in, and GIG shall pay in, United States dollars. All amounts paid by GIG to LaserCard under this Agreement are not refundable.

        6.      WARRANTIES; DISCLAIMER.

                6.1 LaserCard will provide the services contemplated under this Agreement in a professional and workmanlike manner. LaserCard further represents that the lamination equipment will be capable, at time of acceptance by GIG, of producing product equal to or better than that produced on similar equipment in LaserCard's plant.

                6.2 LaserCard will use commercially reasonable efforts to transfer to GIG all applicable warranties and intellectual property indemnity (if any) that LaserCard receives from the Manufacturer with respect to the Equipment and that LaserCard is allowed to transfer ("Manufacturer Warranties"). Manufacturer Warranties (if any) will be described in Exhibit E attached hereto no later than March 26, 2004. In the event that Manufacturers warranties cannot be obtained, LaserCard will cover the costs of replacement parts and labor to install, for one year from GIG's acceptance of the laminator system, up to a maximum of 5% of the purchase price of the laminator system.

                6.3 EXCEPT AS SET FORTH IN THIS SECTION 6, THE EQUIPMENT AND THE SERVICES ARE PROVIDED "AS IS," AND "AS AVAILABLE", AND LASERCARD MAKES, AND GIG RECEIVES, NO ADDITIONAL WARRANTIES.

LASERCARD HEREBY EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND OR NATURE CONCERNING THE EQUIPMENT AND SERVICES PROVIDED UNDER THIS AGREEMENT, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR AGAINST INFRINGEMENT OF THIRD PARTY RIGHTS.

        7.      CONFIDENTIALITY.

                7.1 During the term of this Agreement, each party (the "Receiving Party") may be provided with or otherwise learn confidential and/or proprietary information of the other party (the "Disclosing Party") (including without limitation certain information and materials concerning the Disclosing Party's business, plans, technology, and products) that is of substantial value to the Disclosing Party, which is identified as confidential at the time of disclosure or which ought in good faith to be considered confidential based on the nature of the information or the circumstances surrounding disclosure ("Confidential Information"). Notwithstanding the foregoing, with respect to LaserCard, information disclosed by GIG shall not be considered Confidential Information hereunder unless the receipt of such information has been approved in writing by Chris Dyball following disclosure of a non-confidential summary of the information.

                7.2 All Confidential Information remains the property of the Disclosing Party. The Receiving Party may disclose the Confidential Information of the Disclosing Party only to its employees and contractors who need to know the Confidential Information for purposes permitted under this Agreement and who are bound by written confidentiality agreements with terms at least as restrictive as those provided in this Agreement. The Receiving Party will not use the Confidential Information without the Disclosing Party's prior written consent except in exercising its rights or performing its obligations under this Agreement. The Receiving Party will take measures to maintain the confidentiality of the Confidential Information similar to those measures the Receiving Party uses to maintain the confidentiality of its own confidential information of like importance but in no event less than commercially reasonable measures. The Receiving Party will give immediate notice to the Disclosing Party of any unauthorized use or disclosure of the Confidential Information and agrees to assist the Disclosing Party in remedying such unauthorized use or disclosure.

                7.3 The confidentiality obligations do not extend to Confidential Information which (i) becomes publicly available without the fault of the Receiving Party; (ii) is rightfully obtained by the Receiving Party from a third party with the right to transfer such information without obligation of confidentiality; (iii) is independently developed by the Receiving Party without reference to or use of the Disclosing Party's Confidential Information; or (iv) was lawfully in the possession of the Receiving Party at the time of disclosure, without restriction on disclosure. The Receiving Party will have the burden of proving the existence of any condition in this Section 7.3.

        8.      TERM AND TERMINATION.

                8.1 Term. The term of the Agreement will begin on the Effective Date and unless terminated earlier in accordance with the terms of this Agreement, will continue until completion of the Installation Support and Training in the GIG Facilities.

                8.2 Termination for Cause. Either party may terminate this Agreement immediately, upon written notice to the other party, (i) upon the other party's material breach of this Agreement, not cured within 30 days (10 days in the event of failure to pay) following receipt of written notice from the non-breaching party describing the breach; (ii) upon the institution by or against the other party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other party's debts; (iii) upon the other party's making an assignment for the benefit of creditors; or (iv) upon the other's dissolution or ceasing to conduct business in the normal course.

                8.3 Termination for Convenience. GIG may terminate this Agreement for its convenience immediately upon written notice to LaserCard at any time prior to making the Second Payment (as defined in Exhibit C) but not more than ten days following the due date of the Second Payment. GIG may apply the amount of the First Payment to the purchase of other LaserCard products or services, provided that GIG purchases such other products or services within two
(2) years following the effective date of termination. If GIG fails to purchase such other LaserCard products or services within such timeframe, or the amount of LaserCard products or services purchased by GIG does not amount to the total value of the First Payment, then the amount of the First Payment or any balance thereof shall irrevocably revert to LaserCard.

                8.4 Effect of Termination. Upon any termination of this Agreement, all amounts owed to LaserCard by GIG become immediately due and payable within five (5) days of the effective date of termination. Notwithstanding the foregoing, the parties agree that GIG shall not be obligated to pay the Second Payment to LaserCard if GIG terminates the Agreement for its convenience pursuant to Section 8.3 above, or LaserCard terminates this Agreement for cause pursuant to Section 8.2 above based on GIG's failure to pay the Second Payment as provided herein. The provisions of Sections 3, 5, 6, 7, 8.4, 9, 10 and 11 shall survive the expiration or termination of this Agreement for any reason.

        9.      LIMITATION OF LIABILITY.

                9.1 EXCEPT FOR EITHER PARTY'S BREACH OF SECTION 7 (CONFIDENTIALITY) AND FOR GIG'S COVENANT IN THE LAST SENTENCE OF SECTION 2.2, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES OR FOR INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND UNDER THIS AGREEMENT.

                9.2 IN NO EVENT WILL LASERCARD BE LIABLE UNDER THIS AGREEMENT FOR DAMAGES EXCEEDING THE TOTAL AMOUNT PAID BY GIG TO LASERCARD UNDER THIS AGREEMENT.

        10.     MANUFACTURING AND DISTRIBUTION AGREEMENT.

                10.1 Within Three (3) months following the Effective Date, the parties agree to negotiate in good faith the terms of an agreement governing the manufacture by GIG of LaserCard's optical memory cards and distribution of such cards to certain markets, subject to mutually agreed upon terms and conditions ("Manufacturing and Distribution Agreement"). The Manufacturing and Distribution Agreement will provide, among other things, that GIG may only use the Equipment to manufacture and supply optical memory cards to the mutually agreed upon markets..

                10.2 GIG acknowledges and agrees that GIG shall not use the Equipment to manufacture optical memory cards (i) at any time prior to the parties' entering into the Manufacturing and Distribution Agreement, or (ii) if the parties fail to enter into the Manufacturing and Distribution Agreement as provided herein. In the event that the parties do not enter into the Manufacturing and Distribution Agreement, GIG acknowledges and agrees that GIG (or any purchaser of the Equipment) may not use the Equipment, directly or indirectly, for any use other than the manufacture of non-optical memory cards.

        11.     GENERAL.

                11.1 Notices. Notices under this Agreement must be in writing and will be deemed given when delivered personally, or by email or facsimile (with confirmation of receipt) or by conventional mail (registered or certified, postage prepaid with return receipt requested). Notices will be addressed at the address set forth above, but each party may change the address by written notice in accordance with this paragraph.

                11.2 Assignment. This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns. GIG may not assign, transfer or delegate this Agreement, or any right or obligations hereunder, without the prior written consent of LaserCard. Any attempted assignment in violation of this Section will be void

                11.3 Force Majeure. LaserCard is not responsible for any delays or failures to perform under this Agreement caused by or resulting from any act, omission or condition beyond LaserCard's reasonable control, whether or not foreseeable or identified, including without limitation acts of God, strikes, lockouts, riots, acts of war, governmental regulations, fire, power failure, earthquakes, severe weather, floods or other natural disaster or GIG's, or any third party's actions, hardware, software or communications equipment or facilities.

                11.4 Governing Law. This Agreement and the performance thereof shall be construed, interpreted, applied, and governed in all respects in accordance with the laws of England without regard to the United Nations Convention on Contracts for the International Sale of Goods.

                11.5 Arbitration. Any dispute, controversy or claim concerning or relating to this Agreement (a "Dispute") shall be resolved by final and binding arbitration under the Rules of the London Court of International Arbitration in force as of the Effective Date. The tribunal shall consist of one arbitrator who shall be independent, neutral and impartial. If the parties do not agree on the appointment of the Arbitrator, the London Court of International Arbitration shall determine the arbitrator. The place of arbitration shall be London. The language of the arbitration shall be English. Judgment on an arbitral award may be entered by any court of competent jurisdiction, or application may be made to such a court for judicial acceptance of the award and any appropriate order including enforcement. The dispute resolution proceedings contemplated by this provision shall be as confidential and private as permitted by law. Notwithstanding any of the foregoing, either party may request injunctive and/or equitable relief either from the arbitrator or from a court of competent jurisdiction in order to protect the rights or property of the party, including for breach of the confidentiality obligations under Section 8.

                11.6 Entire Agreement. This Agreement and its exhibits constitute the entire agreement of the parties, and supersedes any and all prior or contemporaneous agreements (whether oral or written) between the parties with respect to the subject matter of this Agreement. Any different or additional term on any purchase order or other correspondence provided by GIG will have no force or effect and are not binding on LaserCard. Except as otherwise expressly provided herein, this Agreement may be modified only in writing and signed by an authorized representative of each party.

                11.7 General Provisions. If any provision of this Agreement is held invalid, illegal or unenforceable, such provision will be reformed only to the extent necessary and in such a manner to effect the original intention of the parties; all remaining provisions continue in full force and effect. Any failure by either party to strictly enforce any provision of this Agreement will not operate as a waiver of that provision or any subsequent default or breach of the same or a different kind. The parties are independent contractors. Nothing contained in this Agreement is intended or is to be construed to create a partnership, franchise, joint venture, agency or legal affiliate relationship between LaserCard or GIG or any relationship other than independent contractors.

        IN WITNESS WHEREOF, the duly authorized representatives of each party have executed this Agreement as of the Effective Date.

            By signing below, GIG acknowledges that it has reviewed, understands and agrees with Section 10.2 above.

LASERCARD SYSTEMS CORPORATION                GLOBAL INVESTMENTS GROUP LTD.



By: /s/ Richard M. Haddock                   By: /s/ Anton Kuhar
    ----------------------------------           -------------------------------
    /s/ Christopher J. Dyball
    ----------------------------------

Print Name  Richard M. Haddock               Print Name  Anton Kuhar
            ----------------------------------           -----------------------
            Christopher J. Dyball
            ----------------------------------


Title  CO-CEO                                Title  President
       ----------------------------------           ----------------------------
       Drexler Technology Corporation


Date   March 18, 2004                        Date   March 18, 2004
       ----------------------------------           ----------------------------

                                    EXHIBIT A


                                    EQUIPMENT

                                    EXHIBIT B


                                 ACCEPTANCE TEST

                                    EXHIBIT C


                                 PURCHASE PRICE


GIG shall pay the Purchase Price to LaserCard, pursuant to the following payment schedule:

----------------- --------------- ----------------------------------------------
     Payment           AMOUNT                    PAYMENT SCHEDULE
----------------- --------------- ----------------------------------------------

----------------- --------------- ----------------------------------------------

                                 ATTACHMENT B-2

    EQUIPMENT SALE AGREEMENT - "DIE CUT AND FINISH EQUIPMENT SALE AGREEMENT"

                                 ATTACHMENT B-3

       EQUIPMENT SALE AGREEMENT - "OPTICAL MEDIA EQUIPMENT SALE AGREEMENT"

                                  ATTACHMENT C
                      STANDARD TERMS AND CONDITIONS OF SALE

1. Controlling Document. The acceptance of Purchaser's order is expressly made conditional on Purchaser's assent to the terms and conditions set forth herein, and LaserCard Systems Corporation (Seller) agrees to furnish the goods covered thereby only upon these terms and conditions. To the extent this order is covered by a prior-written contract (the "Contract") between the parties, it is accepted on the terms and conditions in that Contract if they conflict with those below. The terms and conditions of this instrument shall apply where they do not conflict with the Contract, where the Contract is silent as to the subject matter, and to the extent this order is not covered by a prior written contract between the parties. No term or condition of Purchaser's order inconsistent with the terms and conditions hereof, and no term, condition, statement or representation not contained herein, shall be binding on Seller as a warranty or otherwise. Unless Purchaser shall notify Seller in writing to the contrary as soon as practicable after receipt hereof, acceptance of the terms and conditions hereof shall be indicated and, in the absence of such notification, the sale and shipment by Seller of the goods shall be conclusively deemed to be subject to the terms and conditions hereof. No waiver, alteration, or modification of any of the provisions hereof shall be binding on Seller unless made in writing signed by an officer of Seller.

2. Prices and Taxes. Prices shown are for delivery of goods F.O.B. Seller's plant. Any manufacturer's tax, sales tax, use tax, excise tax, custom, inspection or testing fee, or any other tax, fee or charge of any nature whatsoever imposed by governmental authority, on or measured by the transaction between Seller and Purchaser shall be paid by Purchaser in addition to the prices quoted or invoiced. In the event Seller is required to pay any such tax, fee, or charge, Purchaser shall within ten (10) business days reimburse Seller therefor.

3. Terms and Methods of Payment. Payment shall be made in U.S. dollars by, at Seller's election: Cash with Order (in whole or part), C.O.D., direct wire transfer of funds to Seller's bank, Sight Draft, Irrevocable Letter of Credit, with all costs of collection to be borne by Purchaser, or net thirty (30) days from date of invoice. Delinquent payments shall be subject to a carrying charge of 1.5 percent per month or such lesser amount permitted by law. Where Seller has extended credit to Purchaser, such credit may be changed or withdrawn by Seller at any time. Each shipment shall be considered a separate and independent transaction and payment therefor will be made accordingly. If shipment is delayed by Purchaser, Seller shall invoice Purchaser as of the date Seller is prepared to make shipment, and Purchaser shall be liable for payment of such invoice according to the payment terms in effect. If in the judgment of Seller, the financial condition of Purchaser at any time does not justify continuance of production or shipment upon the terms of payment specified, Seller may require full or partial payment in advance, and, in the event of bankruptcy or insolvency of Purchaser, or in the event any proceeding is brought by or against Purchaser under the Bankruptcy or Insolvency Laws, Seller shall be entitled, but not required to cancel any order of the Purchaser then outstanding and shall receive reimbursement from the Purchaser for its cost of cancellation. Should legal action be instituted to recover any sum due from Purchaser, Seller shall be entitled to recover costs of such action including reasonable attorneys' fees.

4. Security Interest. Seller shall retain a security interest in the goods (and replacements) delivered hereunder and in the proceeds from the sale or disposition thereof, until Purchaser has made payment in full for such goods. Purchaser shall, upon request by Seller, execute all documents (such as California's UCC-1 Financing Statement) necessary to perfect such security interest. Seller has the right, upon demand, to repossess goods delivered hereunder if Purchaser fails to make timely payment.

5. Delivery and Delay. Delivery of goods to a carrier at Seller's plant or other loading point shall constitute delivery to Purchaser. All risk of loss or damage of goods in transit is borne by Purchaser. Seller reserves the right to make partial deliveries, and unless otherwise specifically agreed to, all such partial deliveries shall be separately invoiced and paid for when due per invoice without regard to following deliveries. Delay in delivery of any installment shall not relieve Purchaser of his obligations to accept remaining deliveries. Claims for shortages or errors in delivery must be made in writing to Seller within fourteen (14) days after receipt of shipment. Failure to give such notice shall constitute unqualified acceptance and a waiver of all such claims by Purchaser. Seller shall not be liable for any loss or damage as a result of any delay due to any cause beyond Seller's control: including, without limitation, an Act of God, act of Purchaser, fire, theft, accident, flood, earthquake, slowdown, strike, riot, embargo, governmental act, regulation or request, delays of common carriers, inability to obtain necessary labor, materials or manufacturing facilities, or other similar causes. When in the opinion of Seller there is a period of shortages of supply of its products for any reason, Seller may allocate its available supply among any or all of its various customers upon such basis as it shall deem fair and practicable, with no liability on its part for failure to deliver the quantity or any portion therein specified. Seller shall not be liable for any special, contingent, indirect or consequential damages (including anticipated profits) resulting from delay.

6. Inspection. Purchaser shall examine all goods promptly upon receipt thereof. Within fourteen (14) days of such receipt, Purchaser shall notify Seller in writing of all claimed shortages and defects and, if a rejection is intended, a specification of the grounds therefor. Otherwise, the goods will be deemed accepted as of the date of shipment.

7. Limited Warranty. Except as provided in any warranties applicable to Purchaser on or in the package containing the goods and which apply to specific elements of the goods (which warranties take precedence over the following warranty), Seller warrants articles of its manufacture against defective materials or workmanship for a period of three (3) months from date of shipment to the Purchaser. The liability of Seller under this warranty is limited, at Seller's option, solely to repair or replacement with equivalent articles, or an appropriate credit adjustment not to exceed the sales price to Purchaser, provided that (a) Seller is promptly notified in writing by Purchaser upon discovery of defects, (b) Purchaser has obtained a Return Materials Authorization Number from Seller which RMA Seller agrees to provide Purchaser promptly upon request, (c) the defective articles are returned to Seller, transportation charges prepaid by Purchaser, and (d) Seller's examination of such article discloses to its satisfaction that defects were not caused by negligence, misuse, improper installation, accident or unauthorized repair or alteration. The original warranty period of any article that has been repaired or replaced by Seller shall not thereby be extended. The warranty set forth in this Section 7 constitutes the sole and exclusive remedy against Seller for the furnishing of nonconforming or defective goods.

THIS WARRANTY IS EXPRESSED IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE, AND OF ALL OTHER OBLIGATIONS OR LIABILITIES ON SELLER'S PART. SELLER NEITHER ASSUMES NOR AUTHORIZES ANY OTHER PERSON TO ASSUME FOR SELLER ANY OTHER LIABILITIES.

8. Limitation of Liability. Seller shall in no event be liable for any special, contingent, indirect, or consequential damages by reason of the fact that such goods shall have been nonconforming or defective, including but not limited to personal injury, property damage, anticipated profits, labor expended, delays and loss of use of equipment.

9. Tooling and Designs. All tooling, molds, fixtures, specifications, drawings, designs, data, information, methods, patterns, descriptions, programs, software, ideas and/or inventions made, used, conceived, developed or acquired by Seller incident to its performance hereunder and all patent, trade-secret, know-how, copyright or other proprietary rights therein, shall be the exclusive property of Seller and no part of the purchase price hereunder shall be deemed applicable to the foregoing items.

10. Government Contracts. If any purchase order indicates that the purchase is being made for use under a U.S. Government Contract, any terms and conditions of such Government contract which are intended to be included herein must be set forth in a separate written document signed by an officer of Seller in order to be binding. Only those terms and conditions which Seller agrees to in writing and are made mandatory by federal statute or regulation for inclusion in fixed price supply subcontracts covering standard commercial proprietary items sold to the public at commercial prices shall apply.

11. Export Regulations. Shipment of goods to Purchaser is contingent upon compliance with U.S. Department of Commerce export control regulations. If a U.S. government export license is required, Seller and/or Purchaser shall use best efforts to obtain said license, and shipment date is contingent upon timely receipt of same. Purchaser shall not knowingly export or re-export the goods sold hereunder to any country, directly or indirectly, for which the U.S. government or any agency thereof at the time of export or re-export requires an export license or other government approval without first obtaining such license or approval.

12. California Law. The rights and obligations under this Agreement will not be governed by the United Nations Convention on Contracts for the International Sale of Goods, the application of which is expressly excluded. Rather, the parties expressly agree that such rights and obligations will instead be governed by the laws of the State of California excluding the application of its conflicts of law rules.

13. Arbitration. Any controversy or claim arising out of, in connection with, or relating to the agreement hereunder shall be resolved by binding arbitration in San Francisco, California, pursuant to the rules then pertaining of the American Arbitration Association.

                                 C-1 (continued)

                                  ATTACHMENT D

                           CARD QUALITY SPECIFICATIONS


1       ISO STANDARD TESTS

1.1     ISO/IEC 7810
        The card shall meet all of the specifications contained in ISO/IEC 7810 as confirmed by the test methods contained in ISO/IEC 10373-1
1.2     ISO/IEC 11694 parts 1-4
        The card shall meet all of the specifications contained in ISO/IEC 11694 parts 1-4 as confirmed by the test methods contained in ISO/IEC 10373-5

2       INDUSTRY SPECIFIC TESTS DEVELOPED BY DREXLER TECHNOLOGY CORPORATION
        (DTC)

2.1     OPTICAL PERFORMANCE
        These tests are made using a custom built optical card tester, using test methods and software developed by Lasercard Systems Corporation.

        2.1.1    Background reflectivity RB              <850millivolts
                                                         -
        2.1.2    Delta high frequency AHF                >=300millivolts
        2.1.3    Contrast                                >=40%
        2.1.4    Track crossing signal (TP9)             >=600millivolts
        2.1.5    Raw bit error rate                       <5.0x10-4
                                                          -
        2.1.6    Bit size                                13.5-17 ticks
        2.1.7    Track write errors                      <5
                                                         -
        2.1.8    Track read errors                       0

2.2     DEFECTS
        2.2.1    Optical media defects                      130U max 1/card
        2.2.2    Transparent layer defects        <50 microns 2/card, 50-250 microns  1/card

2.3     COSMETIC SPECIFICATIONS
        The card shall meet cosmetic quality specifications as measured against limit samples supplied by DTC.

Note: Final card specifications are subject to modification as agreed upon by DTC and Licensee.

                                  ATTACHMENT E

                       PRE-EXISTING LSC VARS AND LICENSEES
                              (AS OF OCTOBER 2002)

                        DTC CARD MANUFACTURING LICENSEES

COUNTRY                      COMPANY NAME

 Japan                       Canon, Inc.

 Japan                       Dai Nippon Printing (OMCBC)

                        DTC CARD DISTRIBUTION LICENSEES

 [ ] *                       [ ]*

                             Laser Card Europe, AG

                          DTC READ/WRITE DRIVE ASSEMBLY

 -----                       L.C. Sistemia S.p.A.

                                    LSC VARS

 [ ] *                       [ ]*


------------------------

* Material omitted pursuant to a confidential request. The omitted material has been filed separately with the Securities and Exchange Commission. Note:
  Number of VAR rows is not shown.

                                  Attachment F

                               ROYALTY REPORT FORM

  For Optical Memory Cards made by or for Licensee or its sublicensee (if any) and sold or otherwise disposed of by Licensee or its sublicensee (if any)



Licensee Name:    __________________________

                          __________________________

                          __________________________

Title Of License: Full Card Manufacturing License

Reporting Period, (Quarterly):  from    _______________ to ________________


--------------------------- ------------------------------- ----------------------------- -------------------------------
       Optical Card           Number of units subject to      Royalty rate per card unit    Total royalty due in period
     Format Produced               royalty in period                   sold
--------------------------- ------------------------------- ----------------------------- -------------------------------

  card
--------------------------- ------------------------------- ----------------------------- -------------------------------

--------------------------- ------------------------------- ----------------------------- -------------------------------
                                                              TOTAL DUE:
--------------------------- ------------------------------- ----------------------------- -------------------------------



Certified by:  ________________________

Signature:     ________________________

Date:          ________________________

                                  ATTACHMENT G

                         DREXLER TECHNOLOGY CORPORATION
                        UNITED STATES AND FOREIGN PATENTS
                                 (As of 10/3/02)


UNITED STATES PATENTS
FOR: SCANNING OPTICAL CARD READER
U.S. Patent 4,796,242, granted 1/3/89
FOR: DATA SYSTEM CONTAINING A HIGH CAPACITY OPTICAL CONTRAST LASER RECORDABLE WALLET-SIZE PLASTIC CARD
U.S. Patent 4,544,835, granted 10/1/85
FOR: METHOD FOR MAKING A LASER RECORDABLE WALLET-SIZE PLASTIC CARD
U.S. Patent 4,542,288, granted 9/17/85
FOR: THREE-BEAM OPTICAL SERVO TRACKING SYSTEM
WITH TWO-TRACK PARALLEL READOUT
U.S. Patent 4,598,393, granted 7/1/86
FOR: A SKEW DETECTION SYSTEM FOR OPTICALLY READ DATA
U.S. Patent 4,588,882, granted 5/13/86
FOR: DEBIT CARD
U.S. Patent 4,598,196, granted 7/10/86
FOR: METHOD FOR RECORDING MOTION PICTURE IMAGES AND LASER WRITTEN DATA
U.S. Patent 4,603,099, granted 7/29/86
FOR: REDUNDANT OPTICAL RECORDING OF INFORMATION IN DIFFERENT FORMATS
U.S. Patent 4,711,996, granted 12/8/87
FOR: UPDATABLE MICROGRAPHIC POCKET DATA CARD
U.S. Patent 4,680,459, granted 7/14/87
FOR: DUAL BEAM OPTICAL DATA SYSTEM
U.S. Patent 4,730,293, granted 3/8/88
DTC - U.S. Patents - 10/3/02 Page 2
FOR: READ-ONLY OPTICAL CARD AND SYSTEM
U.S. Patent 4,734,565, granted 3/29/88
For: TRANSMISSIVELY READ QUAD DENSITY OPTICAL DATA SYSTEM
U.S. Patent 4,786,792, granted 11/22/88
FOR: SYSTEM FOR OPTICALLY READING AND ANNOTATING TEXT ON A DATA CARD
U.S. Patent 4,656,346, granted 4/7/87
FOR: DATA SYSTEM EMPLOYING WALLET-SIZE OPTICAL CARD
U.S. Patent 4,680,456, granted 7/14/87
FOR: SYSTEM AND METHOD FOR MAKING RECORDABLE WALLET-SIZE OPTICAL CARD
U.S. Patent 4,680,460, granted 7/14/87
FOR: PRERECORDED DUAL STRIP DATA STORAGE CARD
U.S. Patent 4,609,812, granted 9/2/86
FOR: QUAD DENSITY OPTICAL DATA SYSTEM
U.S. Patent 4,634,850, granted 1/6/87
FOR: PERSONAL INFORMATION CARD SYSTEM
U.S. Patent 4,745,268, granted 5/17/88
FOR: DATA CARD CASSETTE
U.S. Patent 4,700,840, granted 10/20/87
FOR: PROTECTIVE ENVELOPE FOR OPTICAL DATA CARD
U.S. Patent 4,711,347, granted 12/8/87
FOR: METHOD AND APPARATUS FOR STEPPED IMAGING IN READING DATA
U.S. Patent 4,745,484, granted 5/17/88
FOR: OPTICAL RECORDING METHOD FOR DATA CARDS
U.S. Patent 4,910,725, granted 3/20/90
DTC - U.S. Patents - 10/3/02 Page 3
FOR: MULTIPLE CARD RECORDING SYSTEM
U.S. Patent 4,820,913, granted 4/11/89

FOR: METHOD FOR FORMING DATA CARDS WITH REGISTERED IMAGES
U.S. Patent 4,818,852, granted 4/4/89
FOR: READ/WRITE SYSTEM FOR PERSONAL INFORMATION CARD
U.S. Patent 4,835,376, granted 5/30/89
FOR: UPDATABLE MICROGRAPHIC POCKET DATA CARD
U.S. Patent 4,814,594, granted 3/21/89
FOR: ERASABLE OPTICAL WALLET-SIZE DATA CARD
U.S. Patent 4,810,868 granted 3/7/89
FOR: METHOD AND APPARATUS FOR READING DATA PAGES ON A DATA SURFACE
U.S. Patent 4,864,630, granted 9/5/89
FOR: A BOOK ON A POCKET CARD
U.S. Patent D313,428, granted 1/1/91
FOR: METHOD FOR MAKING AN OPTICAL DATA CARD
U.S. Patent 4,957,580, granted 9/18/90
FOR: DITHERING OPTICAL DATA LOGGER
U.S. Patent 4,972,397, granted 11/20/90
FOR: ERASABLE OPTICAL WALLET-SIZE DATA CARD
U.S. Patent 5,241,165, granted 8/31/93
FOR: METHOD OF READING AND WRITING FILES ON NONERASABLE STORAGE MEDIA
U.S. Patent 5,029,125, granted 7/2/91
FOR: HIGH DENSITY TRACK LAYOUT FOR STORAGE MEDIA
U.S. Patent 5,047,619, granted 9/10/91
DTC - U.S. Patents - 10/3/02 Page 4
FOR: TRANSMISSIVELY READ OPTICAL RECORDING MEDIUM
U.S. Patent 4,999,278, granted 3/21/91
FOR: READER/WRITER FOR FLEXIBLE DATA CARDS
U.S. Patent 5,089,693, granted 2/18/92
FOR: LASER IMAGED IDENTIFICATION CARD
U.S. Patent 5,421,619, granted 6/6/95
FOR: ANTI-FRAUD VERIFICATION SYSTEM USING A DATA CARD
U.S. Patent 5,457,747, granted 10/10/95
FOR: ANTI-FRAUD VOTER REGISTRATION AND VOTING SYSTEM USING A DATA CARD
U.S. Patent 5,412,727, granted 5/2/95
FOR: TWO STAGE READ-WRITE METHOD FOR TRANSACTION CARDS
U.S. Patent 5,559,885, granted 9/24/96
FOR: ANTI-COUNTERFEIT VALIDATION METHOD FOR ELECTRONIC CASH CARDS EMPLOYING AN OPTICAL MEMORY STRIPE
U.S. Patent 5,932,865, granted 8/3/99
FOR: TAMPER RESISTANT IDENTIFICATION
U.S. Patent 5,992,891, granted 11/30/99
FOR: VALIDATION METHOD FOR ELECTRONIC CASH CARDS AND
DIGITAL IDENTITY CARDS UTILIZING OPTICAL DATA STORAGE
U.S. Patent 6,199,761, granted 3/13/01
FOR: METHOD AND SYSTEM FOR LASER WRITING MICROSCOPIC
DATA SPOTS ON CARDS AND LABELS READABLE WITH
A CCD ARRAY
U.S. Patent 6,145,742, granted 11/14/00
DTC - U.S. Patents - 10/3/02 Page 5
FOR: METHOD AND SYSTEM FOR LASER WRITING ON SMART/OPTICAL
CARDS DATA PIXELS IN E-COMMERCE TRANSACTIONS
U.S. Patent 6,318,633, granted 11/20/01
FOR: METHOD FOR LASER WRITING MULTIPLE UPDATABLE
MINIATURE 2-D BARCODE DATA BASES FOR ELECTRONIC
COMMERCE
U.S. Patent 6,338,433, granted 1/15/02
FOR: ANTI-COUNTERFEIT AUTHENTICATION METHOD FOR
OPTICAL MEMORY CARDS AND HYBRID SMART CARDS

U.S. Patent 6,290,130, granted 9/18/01
DTC - Foreign Patents 10/3/02 Page 6
DREXLER TECHNOLOGY CORPORATION
FOREIGN PATENTS
FOR: OPTICAL DATA RETRIEVAL SYSTEM FOR MULTICHARACTERISTIC
REFLECTIVE DATA STORAGE MEDIA
Canada: Patent 1,200,609, granted 2/11/86
FOR: REFLECTIVE OPTICAL DATA STORAGE AND LASER RECORDING
MEDIUM
Canada: Patent 1,197,923, granted 12/10/85
FOR: OPTICAL DATA RETRIEVAL SYSTEM USING MULTI-SPECTRAL
LIGHT SOURCES
Canada: Patent 1,215,175, granted 12/9/86
FOR: DATA SYSTEM CONTAINING A HIGH CAPACITY OPTICAL
CONTRAST LASER RECORDABLE WALLET-SIZE PLASTIC CARD and/or:
METHOD FOR MAKING A LASER RECORDABLE WALLET-SIZE
PLASTIC CARD
Belgium: Patent 902,603, granted 6/6/85
Canada Patent 1,246,220, granted 12/6/88
Patent 1,231,780, granted 1/19/88
France: Patent 80-08573, granted 11/15/91
Germany: Patent DE 35 20 278C2
Israel: Patent 75678, granted 5/10/90
Japan: Patent 1994797, Reg 11/22/95
(Title - AN OPTICAL DATA CARD)
DTC - Foreign Patents 10/3/02 Page 7
S. Korea: Patent 057632
Patent 059920
Mexico: Patent 159318, granted 5/16/89
Spain: Patent 544,688, granted 5/12/86
U.K.: Patent 2167225, granted 4/1/88
Patent 2167595, granted 6/8/88
FOR: DATA CARD SYSTEM FOR INITIALIZING
SPOKEN-WORD RECOGNITION
Canada: Patent 1,258,317, granted 8/8/89
FOR: UPDATABLE MICROGRAPHIC POCKET DATA CARD
Canada: Patent 1,247,738, granted 12/28/88
FOR: PERSONAL INFORMATION CARD SYSTEM
Canada: Patent 1,272,776, granted 11/7/89
-----: Patent 1,228,253, granted 6/5/91
Japan: Patent 2122206
(Title - DATA CARD TRANSACTION SYSTEM)
U.K.: Patent 2,186,236, granted 11/28/90
(Title - DATA CARD TRANSACTION SYSTEM)
U.K. Div.: Patent 2228821, granted 11/28/90
(Title - METHOD OF FORMING DATA CARDS)
U.K. Div.: Patent 2228712, granted 11/28/90
(Title - DATA CARDS)
DTC - Foreign Patents 10/3/02 Page 8
FOR: METHOD AND APPARATUS FOR READING
DATA WITH CCD AREA ARRAYS
Japan: Patent 2931852, granted 5/28/99
Taiwan: Patent 29500, granted 11/15/88
FOR: READ-ONLY OPTICAL DATA CARD
Canada: Patent 1,294,706, granted 1/21/92
FOR: OPTICAL RECORDING METHOD FOR DATA CARDS
Canada: 1,298,405, granted 3/31/92
FOR: MULTIPLE CARD RECORDING SYSTEM
Canada: Patent 1,292,312, granted 11/19/91
U.K.: Patent 340 221
FOR: METHOD FOR READING DATA PAGES ON A DATA SURFACE
Canada: Patent 1,301,325, granted 5/19/92
FOR: DITHERING OPTICAL DATA LOGGER
Canada: Patent 2,003,784, expires 11/24/09

EPO: Patent 446 284, granted 12/20/94
Desig. - France, Germany, -----, U.K.
FOR: ERASABLE OPTICAL WALLET-SIZE DATA CARD
Canada: Patent 2,047,208, granted 12/30/97
DTC - Foreign Patents 10/3/02 Page 9
FOR: METHOD OF READING AND WRITING FILES
ON NONERASABLE STORAGE MEDIA
Canada: Patent 2,047,696, granted 11/24/98
EPO: Patent 0 462 2180, granted 9/24/87
Japan: Patent 3005645, granted 11/26/99
FOR: QUAD DENSITY OPTICAL DATA SYSTEM
EPO: Patent 0160008
Desig: France, Germany, Sweden, U.K.
Israel: Patent 73226, granted 1/31/89
Japan: Patent 2,719,549
Korea: Patent 91285
Mexico: Patent 157380, granted 11/18/88
Spain: Patent 536.738/7, granted 2/19/86
FOR: THREE-BEAM OPTICAL SERVO TRACKING SYSTEM
WITH TWO-TRACK PARALLEL READOUT
Canada: Patent 1,231,779, granted 1/19/88
France: Patent 85 05289, granted 12/14/87
Germany: Patent 35 10498 C2
U.K.: Patent 2,156,978, granted 10/28/87
FOR: A SKEW DETECTION SYSTEM FOR OPTICALLY READ DATA
Canada: Patent 1,239,475, granted 7/19/88
DTC - Foreign Patents 10/3/02 Page 10
FOR: SCANNING OPTICAL CARD READER
Canada: Patent 1,237,195, granted 5/24/88
U.K.: Patent 2,161,632, granted 2/3/88
FOR: DEBIT CARD
Canada: Patent 1,237,814, granted 6/7/88
FOR: TRANSMISSIVELY READ QUAD DENSITY
OPTICAL DATA SYSTEM
Japan: Patent 2,881,306, granted 2/5/99
FOR: READ-ONLY OPTICAL CARD AND SYSTEM
-----: Patent 1215595, granted 2/14/90
[END]